Exhibit 99.12
ELEVENTH AMENDMENT
TO THE
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR U.S. EMPLOYEES
(As Amended and Restated Effective January 1, 1999)
     Pursuant to the authority reserved to Canadian Imperial Bank of Commerce at Section 9.01 of the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”), the Plan is hereby amended in the following respects effective as of January 1, 2003:
     1. By substituting the following for the first sentence of Section 7.13 of the Plan:
     “The following distribution rules will be applied in accordance with Sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, and will superseded any other provision of the Plan to the contrary, provided that, if any other Plan provision provides for a faster form, time or method of distribution, that provision shall take precedence; further provided, that for periods after December 31, 2002, 401(a)(9) required minimum distributions will be governed by the provisions of Appendix M to the Plan.”
     2. By adding a new Appendix M to the Plan immediately after Appendix L thereto:
“APPENDIX M
REQUIRED MINIMUM DISTRIBUTIONS AFTER 2002

Application and Effective Date	M-l. This Appendix M to CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”) shall apply with respect to required minimum distributions for calendar years beginning with the 2003 calendar year.

Definitions	M-2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Appendix M.

General Rules	M-3. The following shall apply with respect to this Appendix M:
(a)	Precedence. The requirements of this Appendix M will take precedence over any inconsistent provisions of the Plan, provided that, if any Plan provision not in Appendix M provides for a more rapid form, time or method of distribution than would be required under Appendix M, that provision shall take precedence over Appendix M.

(b)	Requirements of Treasury Regulations Incorporated. All distributions required under this Appendix M will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

(c)	TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Appendix M, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

Time and Manner Distribution	M-4. The following provisions of this Appendix M shall apply with respect to the time and manner of distributions:
(a)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(b)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(i)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained the age of 70 1/[2] , if later.

(ii)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection M-4, other than paragraph M-4(b)(i), will apply as if the surviving spouse were the Participant.

For purposes of this subsection M-4 and subsection M-6, unless paragraph M-4(b)(iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If paragraph M-4(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph M-4(b)(i). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.
(c)	Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single lump sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with subsections M-5 and M-6 of this Appendix M. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

Required Minimum Distributions During Participant’s Lifetime	M-5. The following rules shall apply under this Appendix M with respect to required minimum distributions during a Participant’s lifetime:
(a)	Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
(i)	the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(b)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this subsection M-5 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

Required Minimum Distributions After Participant’s Death	M-6. The following provisions shall apply with respect to required minimum distributions after a Participant’ s death.
(a)	Death On or After Distributions Begin.
(i)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:
(1)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(ii)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(b)	Death Before Date Distributions Begin.
(i)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection M-6(a).

(ii)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	Death of Surviving Spouse Before Distributions to Surviving Spouse are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under paragraph M-4(b)(i), this paragraph M-6(b) will apply as if the surviving spouse were the Participant.

Definitions	M-7. Words and phrases defined in this subsection M-8 of Appendix M to the Plan shall have that meaning when used in this

Appendix M, unless the context clearly indicates otherwise.
(a)	DESIGNATED BENEFICIARY means the individual who is designated as the beneficiary under section 7.09 of the Plan and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(b)	DISTRIBUTION CALENDAR YEAR means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection M-4. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(c)	LIFE EXPECTANCY means life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(d)	PARTICIPANT’S ACCOUNT BALANCE means the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (Valuation Calendar Year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the Valuation Calendar Year after the valuation date and decreased by distributions made in the Valuation Calendar Year after the valuation date. The account balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the distribution calendar year if distributed or transferred in the Valuation Calendar Year.

(e)	REQUIRED BEGINNING DATE means the date specified in section 7.13(b) of the Plan.

     IN WITNESS WHEREOF, the undersigned has executed this amendment this 18th day of December, 2003.

By:	/s/ Joyce M. Phillips

Joyce M. Phillips

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